Exhibit 99.1

BIOHITECH GLOBAL, INC. ANNOUNCES

TRADING SYMBOL CHANGE

CHESTNUT RIDGE, NY – SEPTEMBER 16, 2015 – BioHiTech Global, Inc. (OTC: SWFR) (the “Company”), announced today that, at the opening of trading on September 16, 2015, the Company’s new trading symbol on the OTC Markets would become “BHTG”. This change corresponds to the change previously reported with respect to the Company’s prior name, Swift Start Corp.

“We are pleased since our trading name and symbol change completes our entry into the public marketplace,” stated Frank E. Celli, CEO of the Company “and more adequately reflects our operations so that the public will be able to identify our company and stock by name.”

The Company completed a reverse merger transaction on August 6, 2015 when Bio Hi Tech America, LLC (“BHA”) was merged with and into a transitory acquisition subsidiary of Swift Start Corp. BHA survived the merger and became a wholly-owned subsidiary of the Company.

About BioHiTech Global, Inc.

The Company is a green technology company that provides an innovative data-driven solution for food waste removal headquartered in Chestnut Ridge, NY. The Company’s unique solution to food waste combines green technology with the power of big data. Its Eco-Safe Digester is an on-site aerobic digester that eliminates food waste by converting it into nutrient-neutral water or “grey-water” and transporting it through standard sewer lines. The BioHiTech Cloud, a reliable, manageable and secure reporting platform measures key metrics to optimize the food waste disposal process and help eliminate food waste from the start.

Forward Looking Statements

Statements in this document contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on many assumptions and estimates and are not guarantees of future performance. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of BioHiTech Global, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. BioHiTech Global, Inc. assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as “Risk Factors” in our filings with the Securities and Exchange Commission (“SEC”). There may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. BioHiTech Global, Inc. assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

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